Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

3 Year Autocallable Securities Linked to the Worst of XLF, XLI and XHB

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Financial Select Sector SPDR® Fund (ticker: "XLF"), Industrial Select Sector SPDR® Fund (ticker: "XLI") and SPDR® S&P® Homebuilders ETF (ticker: "XHB")
Pricing date:	June 4, 2020
Valuation dates:	June 17, 2021, June 6, 2022 and June 5, 2023 (the "final valuation date")
Maturity date:	June 8, 2023
Automatic early redemption:	If on any valuation date the closing value of the worst performer is above its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium
Premium:	At least 22.50%* times the number of valuation dates having elapsed
CUSIP / ISIN:	17324XZB9 / US17324XZB99
Trigger value:	70% of its initial underlying value, for each underlying
Equity ratio:	The stated principal amount *divided by* its initial underlying value, for each underlying
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value
Worst performer:	On any valuation date, the underlying with the lowest underlying return
Payment at maturity (if not autocalled):	• If the final underlying value of the worst performer on the final valuation date is **greater than or equal to** its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer on the final valuation date is **less than** its initial underlying value but **greater than or equal to** its trigger value: $1,000 • If the final underlying value of the worst performer on the final valuation date is **less than** its trigger value: a fixed number of underlying shares of the worst performer on the final valuation date equal to its equity ratio (or, if we elect, the cash value of those shares based on its final underlying value) If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its trigger value, you will receive underlying shares (or, in our sole discretion, cash) expected to be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated June 1, 2020

* The actual premium will be determined on the pricing date.

** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary and that the closing value of the underlying on the final valuation date is the same as the closing value of the underlying on the maturity date.

Hypothetical Interim Payment per Security **

Valuation Date on which Worst Performer Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
June 17, 2021	22.50%	$1,225
June 6, 2022	45.00%	$1,450

If the closing value of the worst performer is not greater than or equal to its initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium, following that valuation date.

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity



$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity
-100%
-75%
-50%
-25%
0%
25%
50%
75%
100%
Underlying Return
A
B
C
D
The Underlying
The Securities

	Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity
D	100.00%	$1,675.00
D	75.00%	$1,675.00
D	67.50%	$1,675.00
C	25.00%	$1,675.00
C	0.00%	$1,675.00
B	-15.00%	$1,000.00
B	-30.00%	$1,000.00
A	-30.01%	$699.90
A	-50.00%	$500.00
A	-100.00%	$0.00

Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend on the performance of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its trigger value, you will not receive the stated principal amount of the securities at maturity and, instead, will receive underlying shares of the worst performer on the final valuation date (or , in our sole discretion, cash based on the value thereof) that are expected to be worth significantly less than your initial investment in the securities and may be worth nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure, but no upside exposure, to the underlyings. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The index tracked by the Financial Select Sector SPDR ® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR ® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR ® Fund in the past. • The Financial Select Sector SPDR ® Fund is subject to risks associated with the financial services sector. • The Financial Select Sector SPDR ® Fund may be disproportionately affected by the performance of a small number of stocks. • Citigroup Inc. is an issuer of equity securities held by the Financial Select Sector SPDR ® Fund. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations (Continued) • The Industrial Select Sector SPDR ® Fund is subject to risks associated with the industrial sector. • The SPDR ® S&P ® Homebuilders ETF is subject to risks associated with the homebuilding industry. • There will be no direct correlation between the value of the securities or the price of SPDR ® S&P ® Homebuilders ETF and residential housing prices. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.